EXHIBIT 99.1

For Immediate Release	Contact: Ann Storberg, Investor Relations (517) 324-6629
AMERICAN PHYSICIANS CAPITAL, INC. COMPLETES $15 MILLION
AUTHORIZATION AND COMMENCES $20 MILLION AUTHORIZATION UNDER
STOCK REPURCHASE PROGRAM
East Lansing, Mich. (November 26, 2007) American Physicians Capital, Inc. (NASDAQ:ACAP) today announced that the Company has completed its $15 million authorization approved by its Board of Directors on May 22, 2007 under its discretionary stock repurchase program, which had approximately $5.5 million remaining as of September 30, 2007. The Company has commenced its stock repurchase authorization totaling $20 million approved by its Board of Directors on August 16, 2007.
“I am pleased that we have been able to invest in our shares at these market levels and we will continue to take advantage of market weaknesses through our repurchase program,” stated President and Chief Executive Officer R. Kevin Clinton.
In addition to the discretionary plan, the Company continues to repurchase its common shares under a Board approved stock repurchase plan under Rule 10b5-1 of the Securities Exchange Act of 1934. The Board authorized $32 million towards the repurchase of its common shares pursuant to a 10b5-1 plan for 2007.
Year to date, the Company has repurchased approximately 1.2 million shares utilizing $45.3 million of equity. The Company has the following outstanding share repurchase authorizations:
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	Type of		(In thousands)
Date Approved	Repurchase		Amount	Amount
By Board	Plan		Authorized	Remaining (1)
October 27, 2006	Rule 10b5-1	(2)	$32,000	$19,468
October 29, 2007	Rule 10b5-1	(3)	$20,000	$20,000
May 22, 2007	Discretionary	(4)	$15,000	COMPLETED
August 16, 2007	Discretionary	(4)	$20,000	$19,404

			$87,000	$58,872

(1)	As of November 23, 2007.

(2)	Amount authorized for repurchase in 2007, any unused dollars can be rolled over into 2008.

(3)	Amount authorized for repurchase in 2008.

(4)	All shares will be repurchased under management’s discretion in the open market or in privately negotiated transactions during the Company’s normal trading windows.
Corporate Description
American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.
Forward-Looking Statement
Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. These include statements concerning the continuance of discretionary repurchase transactions made during open trading windows and the expected continuation of share repurchases under the Company’s Rule 10b5-1 plan. In addition, when we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, unexpected requirements for cash, including for acquisitions, changes in the Company’s business prospects, the market price of the Company’s stock, unexpected changes in the financial market conditions, and any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934. APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.
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